EXHIBIT 12

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                                                      Three Months ended March 31,
                                                                                -----------------------------------------
                                                                                      1999                   1998
                                                                                ------------------    -------------------

     Net income before minority interests and extraordinary items                         $21,132                $17,318

     Add:
       Portion of rents representative
         of the interest factor                                                               259                    113
       Interest on indebtedness                                                            38,079                 22,825
                                                                                ------------------    -------------------
         Earnings                                                                         $59,470                $40,256
                                                                                ==================    ===================

     Fixed charges and preferred stock dividend:
       Interest on indebtedness                                                           $38,079                $22,825
       Capitalized interest                                                                 1,667                    536
       Portion of rents representative
         of the interest factor                                                               259                    113
                                                                                ------------------    -------------------
          Fixed charges                                                                    40,005                 23,474
                                                                                ------------------    -------------------
     Add:
       Preferred stock dividend                                                             9,439                  5,650
                                                                                ------------------    -------------------

          Combined fixed charges and preferred stock dividend                             $49,444                $29,124
                                                                                ==================    ===================

     Ratio of earnings to fixed charges                                                      1.49 x                 1.71 x

     Ratio of earnings to combined fixed charges
          and preferred stock dividend                                                       1.20                   1.38

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